UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.                    )
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TENET HEALTHCARE CORPORATION
(Name of Registrant as Specified in its Charter)
COMMUNITY HEALTH SYSTEMS, INC.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Investor Contact: W. Larry Cash
                             Executive Vice President
                             and Chief Financial Officer
                             (615) 465-7000
COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES
FOURTH QUARTER 2010 RESULTS WITH NET OPERATING REVENUES OF $3.4 BILLION
     FRANKLIN, TENN. (February 24, 2011) — Community Health Systems, Inc. (NYSE: CYH) today announced financial and operating results for the three months and year ended December 31, 2010.
     Net operating revenues for the three months ended December 31, 2010, totaled $3.4 billion, a 10.1 percent increase compared with $3.1 billion for the same period in 2009. Income from continuing operations increased to $92.2 million for the three months ended December 31, 2010, compared with $84.1 million for the same period in 2009. Income from continuing operations attributable to Community Health Systems, Inc. common stockholders increased to $0.76 per share (diluted), on 91.8 million weighted-average shares outstanding for the three months ended December 31, 2010, compared with $0.70 per share (diluted), on 92.7 million weighted-average shares outstanding for the same period in 2009. Net income attributable to Community Health Systems, Inc. common stockholders increased 6.8 percent to $69.5 million, or $0.76 per share (diluted), for the three months ended December 31, 2010, compared with $65.1 million, or $0.70 per share (diluted), for the same period in 2009.
     Adjusted EBITDA for the three months ended December 31, 2010, was $452.3 million, compared with $434.4 million for the same period in 2009, representing a 4.1 percent increase. Adjusted EBITDA is EBITDA adjusted to exclude discontinued operations, gain/loss from early extinguishment of debt and net income attributable to noncontrolling interests. The Company uses adjusted EBITDA as a measure of liquidity. Net cash provided by operating activities for the three months ended December 31, 2010, was $290.4 million, compared with $175.7 million for the same period in 2009.
     The consolidated financial results for the three months ended December 31, 2010, reflect a 2.0 percent increase in total admissions and a 5.1 percent increase in total adjusted admissions compared with the same period in 2009. On a same-store basis, admissions decreased 2.8 percent and adjusted admissions decreased 0.1 percent, compared with the same period in 2009. On a same-store basis, net operating revenues increased 4.9 percent, compared with the same period in 2009.
     Net operating revenues for the year ended December 31, 2010, totaled $13.0 billion, a 7.3 percent increase compared with $12.1 billion for the same period in 2009. Income from continuing operations increased to $348.4 million for the year ended December 31, 2010, compared with $304.8 million for the same period in 2009. Income from continuing operations attributable to Community Health Systems, Inc. common stockholders increased to $3.01 per share (diluted), on 92.9 million weighted-average shares outstanding for the year ended December 31, 2010, compared with $2.64 per share (diluted), on 91.5 million weighted-average shares outstanding for the same period in 2009. Net income attributable to Community Health Systems, Inc. common stockholders increased 15.1 percent to $280.0 million, or $3.01 per share (diluted), for the year ended December 31, 2010, compared with $243.2 million, or $2.66 per share (diluted), for the same period in 2009.
     Adjusted EBITDA for the year ended December 31, 2010, was $1.8 billion, compared with $1.7 billion for the same period in 2009, representing a 5.9 percent increase. Net cash provided by operating activities for the year ended December 31, 2010, was $1.2 billion, compared with $1.1 billion for the same period of 2009.

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CYH Announces Fourth Quarter 2010 Results

February 24, 2011
     The consolidated financial results for the year ended December 31, 2010, reflect a 0.1 percent increase in total admissions and a 2.5 percent increase in total adjusted admissions compared with the same period in 2009. This increase was entirely due to acquisitions. On a same-store basis, admissions decreased 2.5 percent and adjusted admissions decreased 0.5 percent, compared with the same period in 2009. On a same-store basis, net operating revenues increased 3.9 percent, compared with the same period in 2009.
     Commenting on the results, Wayne T. Smith, chairman, president and chief executive officer of Community Health Systems, Inc., said, “The fourth quarter marked a very strong finish to 2010, as we reported the highest quarterly net operating revenues of the year. Our consistent pattern of growth reflects our success as an operator, especially in what has continued to be a challenging economic environment. For the year, net operating revenues increased by 7.3 percent for a record $13.0 billion, and net income was up by over 15 percent to $280.0 million, or $3.01 per diluted share, another record for Community Health Systems. This demonstrates that our centralized operating strategy has achieved favorable results across our markets as we have continued to focus on driving operating synergies at the individual hospital level, especially at our more recently acquired facilities.
     “We continued to expand our portfolio of hospitals in 2010 with a very selective acquisition strategy. We believe there are a growing number of independent hospitals that fit our criteria and can benefit from having a proven operator manage their facilities. With the ongoing uncertainties in the economy, and especially with respect to healthcare regulation, we believe there are even greater opportunities ahead for Community Health Systems to make suitable acquisitions. We can provide the experience and operating expertise with a proven track record as a valued partner in each of the communities we serve. As we look ahead to 2011, we will continue to deliver on our commitment of quality healthcare close to home,” Smith concluded.
     On December 9, 2010, the Company announced that it made an offer to acquire Tenet Healthcare Corporation (NYSE: THC) for $6.00 per share, including $5.00 per share in cash and $1.00 per share in Community Health Systems, Inc. common stock, which represented a premium of 40 percent over Tenet’s closing stock price on December 9, 2010. The total value of the transaction would be approximately $7.3 billion, including $3.3 billion of equity and approximately $4.0 billion of net debt. The offer was made in a letter to Tenet’s Board of Directors on November 12, 2010, and rejected by Tenet on December 6, 2010. On December 20, 2010, the Company announced its intention to nominate directors for election at the 2011 Annual Meeting of Tenet Healthcare Corporation, and on January 14, 2011, a full slate of 10 independent director nominees was nominated. Tenet’s entire Board is up for reelection at the 2011 Annual Meeting, which has been delayed until November 3, 2011.
     Included on pages 13, 14 and 15 of this press release are tables setting forth the Company’s updated 2011 guidance. The 2011 guidance reaffirms the Company’s previous annual earnings guidance provided on October 27, 2010, as updated to reflect historical results through December 31, 2010, with certain additional details provided and changes to the assumptions used in connection with the guidance.
     Located in the Nashville, Tennessee, suburb of Franklin, Community Health Systems, Inc. is the largest publicly-traded hospital company in the United States and a leading operator of general acute care hospitals in non-urban and mid-size markets throughout the country. Through its subsidiaries, the Company currently owns, leases or operates 130 hospitals in 29 states with an aggregate of approximately 19,400 licensed beds. Its hospitals offer a broad range of inpatient and surgical services, outpatient treatment and skilled nursing care. In addition, through its subsidiary, Quorum Health Resources, LLC, the Company provides management and consulting services to non-affiliated general acute care hospitals located throughout the United States. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.”

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CYH Announces Fourth Quarter 2010 Results

February 24, 2011
Community Health Systems, Inc. will hold a conference call to discuss this press release on Friday, February 25, 2011, at 10:30 a.m. Central, 11:30 a.m. Eastern. Investors will have the opportunity to listen to a live internet broadcast of the conference call by clicking on the Investor Relations link of the Company’s website at www.chs.net, or at www.earnings.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will continue through March 25, 2011. Copies of the Company’s Form 8-K (including this press release) and conference call slide show are available on the Company’s website at www.chs.net.
Forward-Looking Statements
     Statements contained in this news release regarding expected operating results, acquisition transactions or divestitures and other events are forward-looking statements that involve risk and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Community Health Systems, Inc. (“CHS”) with the Securities and Exchange Commission (the “SEC”), including CHS’s annual report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
Additional Information
     This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities. This news release relates, in part, to a business combination transaction with Tenet Healthcare Corporation (“Tenet”) proposed by CHS, which may become the subject of a registration statement filed with the SEC. CHS intends to file a proxy statement with the SEC in connection with Tenet’s 2011 annual meeting of shareholders. Any definitive proxy statement will be mailed to shareholders of Tenet. This material is not a substitute for any prospectus, proxy statement or any other document which CHS may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Such documents would be available free of charge through the web site maintained by the SEC at www.sec.gov or by directing a request to Community Health Systems, Inc. at 4000 Meridian Boulevard, Franklin, TN 37067, Attn: Investor Relations.
Participant Information
     CHS and its directors, executive officers and nominees may be deemed to be participants in the solicitation of proxies in connection with Tenet’s 2011 annual meeting of shareholders. The directors of CHS are: Wayne T. Smith, W. Larry Cash, John A. Clerico, James S. Ely III, John A. Fry, William N. Jennings, M.D., Julia B. North and H. Mitchell Watson, Jr. The executive officers of CHS are: Wayne T. Smith, W. Larry Cash, David L. Miller, William S. Hussey, Michael T. Portacci, Martin D. Smith, Thomas D. Miller, Rachel A. Seifert and T. Mark Buford. The nominees of CHS are: Thomas M. Boudreau, Duke K. Bristow, Ph.D., John E. Hornbeak, Curtis S. Lane, Douglas E. Linton, Peter H. Rothschild, John A. Sedor, Steven J. Shulman, Daniel S. Van Riper, David J. Wenstrup, James O. Egan, Jon Rotenstreich, Gary M. Stein and Larry D. Yost. CHS and its subsidiaries beneficially owned approximately 420,000 shares of Tenet common stock as of January 7, 2011. Additional information regarding CHS’s directors and executive officers is available in its proxy statement for CHS’s 2010 annual meeting of stockholders, which was filed with the SEC on April 9, 2010. Other information regarding potential participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement that CHS intends to file with the SEC in connection with Tenet’s 2011 annual meeting of shareholders.

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CYH Announces Fourth Quarter 2010 Results

February 24, 2011
COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
Financial Highlights (a)(b)
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net operating revenues (g)	$3,402,699	$3,091,146	$12,986,500	$12,107,613
Adjusted EBITDA (c)	$452,317	$434,421	$1,770,199	$1,671,397
Income from continuing operations (d)(e)(f)(g)(h)	$92,249	$84,126	$348,441	$304,805
Net income attributable to Community Health Systems, Inc.	$69,510	$65,088	$279,983	$243,150

Basic earnings per share attributable to Community
Health Systems, Inc. common stockholders:
Continuing operations	$0.77	$0.71	$3.05	$2.67
Discontinued operations	—	—	—	0.01

Net income	$0.77	$0.71	$3.05	$2.68

Diluted earnings per share attributable to Community
Health Systems, Inc. common stockholders (j):
Continuing operations	$0.76	$0.70	$3.01	$2.64
Discontinued operations	—	—	—	0.01

Net income	$0.76	$0.70	$3.01	$2.66

Weighted-average number of shares outstanding (i):
Basic	90,422	91,178	91,719	90,615
Diluted	91,779	92,699	92,946	91,517

Net cash provided by operating activities	$290,354	$175,669	$1,188,730	$1,076,429
For footnotes, see pages 11 and 12.

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CYH Announces Fourth Quarter 2010 Results

February 24, 2011
COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (a)(b)
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,
	2010		2009
		% of Net		% of Net
		Operating		Operating
	Amount	Revenues	Amount	Revenues
Net operating revenues (g)	$3,402,699	100.0%	$3,091,146	100.0%

Operating costs and expenses:
Salaries and benefits	1,383,989	40.7%	1,228,063	39.7%
Provision for bad debts	425,915	12.5%	381,720	12.3%
Supplies	458,962	13.5%	431,780	14.0%
Other operating expenses	628,443	18.5%	557,061	18.1%
Rent	65,405	1.9%	62,921	2.0%
Depreciation and amortization	157,660	4.6%	144,645	4.7%

Total operating costs and expenses (g)	3,120,374	91.7%	2,806,190	90.8%

Income from operations (f)	282,325	8.3%	284,956	9.2%
Interest expense, net	165,618	4.9%	161,755	5.2%
Equity in earnings of unconsolidated affiliates	(12,332)	-0.4%	(4,820)	-0.2%
Impairment of long-lived and other assets	—	0.0%	12,477	0.5%

Income from continuing operations before income taxes	129,039	3.8%	115,544	3.7%
Provision for income taxes	36,790	1.1%	31,418	1.0%

Income from continuing operations (f)(g)(h)	92,249	2.7%	84,126	2.7%

Income from discontinued operations	—	0.0%	—	0.0%

Net income	92,249	2.7%	84,126	2.7%
Less: Net income attributable to noncontrolling interests	22,739	0.7%	19,038	0.6%

Net income attributable to Community Health Systems, Inc.	$69,510	2.0%	$65,088	2.1%

Basic earnings per share attributable to Community
Health Systems, Inc. common stockholders:
Continuing operations	$0.77		$0.71
Discontinued operations	—		—

Net income	$0.77		$0.71

Diluted earnings per share attributable to Community
Health Systems, Inc. common stockholders:
Continuing operations	$0.76		$0.70
Discontinued operations	—		—

Net income	$0.76		$0.70

Weighted-average number of shares outstanding (i):
Basic	90,422		91,178

Diluted	91,779		92,699

For footnotes, see pages 11 and 12.

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CYH Announces Fourth Quarter 2010 Results

February 24, 2011
COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (a)(b)
(in thousands, except per share amounts)
(Unaudited)

	Year Ended December 31,
	2010		2009
		% of Net		% of Net
	Amount	Operating Revenues	Amount	Operating Revenues
Net operating revenues (g)	$12,986,500	100.0%	$12,107,613	100.0%

Operating costs and expenses:
Salaries and benefits	5,237,971	40.3%	4,842,330	40.0%
Provision for bad debts	1,588,516	12.2%	1,460,307	12.1%
Supplies	1,771,129	13.6%	1,685,493	13.9%
Other operating expenses	2,406,596	18.6%	2,237,475	18.5%
Rent	257,521	2.0%	247,132	2.0%
Depreciation and amortization	609,839	4.7%	566,211	4.7%

Total operating costs and expenses (g)	11,871,572	91.4%	11,038,948	91.2%

Income from operations (f)	1,114,928	8.6%	1,068,665	8.8%
Interest expense, net	651,926	5.0%	648,964	5.4%
Gain from early extinguishment of debt	—	0.0%	(2,385)	0.0%
Equity in earnings of unconsolidated affiliates	(45,432)	-0.3%	(36,521)	-0.3%
Impairment of long-lived and other assets	—	0.0%	12,477	0.0%

Income from continuing operations before income taxes	508,434	3.9%	446,130	3.7%
Provision for income taxes	159,993	1.2%	141,325	1.2%

Income from continuing operations (d)(e)(f)(g)(h)	348,441	2.7%	304,805	2.5%

Discontinued operations, net of taxes (b):
Income from operations of hospitals sold and hospitals held for sale (e)	—	0.0%	1,977	0.0%
Loss on sale of hospitals, net	—	0.0%	(405)	0.0%

Income from discontinued operations	—	0.0%	1,572	0.0%

Net income	348,441	2.7%	306,377	2.5%
Less: Net income attributable to noncontrolling interests	68,458	0.5%	63,227	0.5%

Net income attributable to Community Health Systems, Inc.	$279,983	2.2%	$243,150	2.0%

Basic earnings per share attributable to Community Health Systems, Inc. common stockholders (j):
Continuing operations	$3.05		$2.67
Discontinued operations	—		0.01

Net income	$3.05		$2.68

Diluted earnings per share attributable to Community Health Systems, Inc. common stockholders (j):
Continuing operations	$3.01		$2.64
Discontinued operations	—		0.01

Net income	$3.01		$2.66

Weighted-average number of shares outstanding (i):
Basic	91,719		90,615

Diluted	92,946		91,517

For footnotes, see pages 11 and 12.
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CYH Announces Fourth Quarter 2010 Results

February 24, 2011
COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
Selected Operating Data (b)
($ in thousands)
(Unaudited)

	For the Three Months Ended December 31,
	Consolidated			Same-Store
	2010	2009	% Change	2010	2009	% Change
Number of hospitals (at end of period) (k)	130	125		125	125
Licensed beds (at end of period)	19,372	18,140		18,273	18,140
Beds in service (at end of period)	16,622	15,897		15,914	15,897
Admissions	175,112	171,648	2.0%	166,789	171,648	-2.8%
Adjusted admissions	333,466	317,175	5.1%	317,004	317,175	-0.1%
Patient days	751,416	733,571		715,252	733,571
Average length of stay (days)	4.3	4.3		4.3	4.3
Occupancy rate (average beds in service)	49.2%	50.1%		48.9%	50.1%
Net operating revenues (g)	$3,402,699	$3,091,146	10.1%	$3,242,078	$3,090,785	4.9%
Net inpatient revenues as a % of total net operating revenues	48.8%	50.4%		49.0%	50.4%
Net outpatient revenues as a % of total net operating revenues	48.8%	47.3%		48.7%	47.3%
Income from operations (f)	$282,325	$284,956	-0.9%	$296,209	$288,730	2.6%
Income from operations as a % of net operating revenues	8.3%	9.2%		9.1%	9.3%
Depreciation and amortization	$157,660	$144,645		$153,313	$144,642
Equity in earnings of unconsolidated affiliates	$(12,332)	$(4,820)		$(12,332)	$(4,820)
Liquidity Data:
Adjusted EBITDA (c)	$452,317	$434,421	4.1%
Adjusted EBITDA as a % of net operating revenues	13.3%	14.1%
Net cash provided by operating activities	$290,354	$175,669
Net cash provided by operating activities as a % of net operating revenues	8.5%	5.7%
For footnotes, see pages 11 and 12.
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CYH Announces Fourth Quarter 2010 Results

February 24, 2011
COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
Selected Operating Data (b)
($ in thousands)
(Unaudited)

	For The Year Ended December 31,
	Consolidated			Same-Store
	2010	2009	% Change	2010	2009	% Change
Number of hospitals (at end of period) (k)	130	125		125	125
Licensed beds (at end of period)	19,372	18,140		18,273	18,140
Beds in service (at end of period)	16,622	15,897		15,914	15,897
Admissions	693,382	692,569	0.1%	675,086	692,569	-2.5%
Adjusted admissions	1,308,334	1,275,888	2.5%	1,269,467	1,275,888	-0.5%
Patient days	2,948,876	2,937,194		2,858,532	2,937,194
Average length of stay (days)	4.3	4.2		4.2	4.2
Occupancy rate (average beds in service)	50.0%	51.3%		49.8%	51.3%
Net operating revenues (g)	$12,986,500	$12,107,613	7.3%	$12,582,406	$12,105,938	3.9%
Net inpatient revenues as a % of total net operating revenues	48.9%	50.1%		49.3%	50.1%
Net outpatient revenues as a % of total net operating revenues	48.9%	47.6%		48.6%	47.6%
Income from operations (f)	$1,114,928	$1,068,665	4.3%	$1,139,501	$1,083,805	5.1%
Income from operations as a % of net operating revenues	8.6%	8.8%		9.1%	9.0%
Depreciation and amortization	$609,839	$566,211		$595,482	$566,219
Equity in earnings of unconsolidated affiliates	$(45,432)	$(36,521)		$(45,220)	$(36,409)
Liquidity Data:
Adjusted EBITDA (c)	$1,770,199	$1,671,397	5.9%
Adjusted EBITDA as a % of net operating revenues	13.6%	13.8%
Net cash provided by operating activities	$1,188,730	$1,076,429
Net cash provided by operating activities as a % of net operating revenues	9.2%	8.9%
For footnotes, see pages 11 and 12.
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CYH Announces Fourth Quarter 2010 Results

February 24, 2011
COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands, except share data)
(Unaudited)

	December 31,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$299,169	$344,541
Patient accounts receivable, net of allowance for doubtful accounts of $1,639,198 and $1,417,188 at December 31, 2010 and December 31, 2009, respectively	1,714,542	1,617,903
Supplies	329,114	302,609
Prepaid income taxes	118,464	45,414
Deferred income taxes	115,819	80,714
Prepaid expenses and taxes	100,754	89,475
Other current assets	193,331	194,339

Total current assets	2,871,193	2,674,995

Property and equipment	8,564,212	7,787,256
Less accumulated depreciation and amortization	(2,106,746)	(1,655,010)

Property and equipment, net	6,457,466	6,132,246

Goodwill	4,199,905	4,157,927

Other assets, net	1,169,559	1,056,304

Total assets	$14,698,123	$14,021,472

LIABILITIES
Current liabilities
Current maturities of long-term debt	$63,139	$66,470
Accounts payable	526,338	428,565
Deferred income taxes	8,882	28,397
Accrued interest	146,415	145,201
Accrued liabilities	897,266	789,163

Total current liabilities	1,642,040	1,457,796

Long-term debt	8,808,382	8,844,638

Deferred income taxes	608,177	475,812

Other long-term liabilities	1,001,675	858,952

Total liabilities	12,060,274	11,637,198

Redeemable noncontrolling interests in equity of consolidated subsidiaries	387,472	368,857

EQUITY
Community Health Systems, Inc. stockholders’ equity
Preferred stock, $.01 par value per share, 100,000,000 shares authorized; none issued
Common stock, $.01 par value per share, 300,000,000 shares authorized;	—	—
93,644,862 shares issued and 92,669,313 shares outstanding at December 31, 2010, and 94,013,537 shares issued and 93,037,988 shares outstanding at December 31, 2009	936	940
Additional paid-in capital	1,126,751	1,158,359
Treasury stock, at cost, 975,549 shares at December 31, 2010 and December 31, 2009	(6,678)	(6,678)
Accumulated other comprehensive loss	(230,927)	(221,385)
Retained earnings	1,299,382	1,019,399

Total Community Health Systems, Inc. stockholders’ equity	2,189,464	1,950,635
Noncontrolling interests in equity of consolidated subsidiaries	60,913	64,782

Total equity	2,250,377	2,015,417

Total liabilities and equity	$14,698,123	$14,021,472

For footnotes, see pages 11 and 12.
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CYH Announces Fourth Quarter 2010 Results

February 24, 2011
COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Year Ended
	December 31,
	2010	2009
Cash flows from operating activities
Net income	$348,441	$306,377
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	609,839	566,543
Deferred income taxes	97,370	34,268
Stock-based compensation expense	38,779	44,501
Loss on sale of hospitals and partnership interest, net	—	405
(Excess tax benefit) income tax payable increase relating to stock-based compensation	(10,219)	3,472
Gain on early extinguishment of debt	—	(2,385)
Impairment of long-lived and other assets	—	12,477
Other non-cash expenses, net	12,503	22,870
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Patient accounts receivable	(27,049)	58,390
Supplies, prepaid expenses and other current assets	(39,904)	(34,535)
Accounts payable, accrued liabilities and income taxes	161,952	86,098
Other	(2,982)	(22,052)

Net cash provided by operating activities	1,188,730	1,076,429

Cash flows from investing activities
Acquisitions of facilities and other related equipment	(248,251)	(263,773)
Purchases of property and equipment	(667,378)	(576,888)
Proceeds from disposition of hospitals and other ancillary operations	—	89,514
Proceeds from sale of property and equipment	8,401	4,019
Increase in other non-operating assets	(137,082)	(120,054)

Net cash used in investing activities	(1,044,310)	(867,182)

Cash flows from financing activities
Proceeds from exercise of stock options	56,916	12,759
Excess tax benefit (income tax payable increase) relating to stock-based compensation	10,219	(3,472)
Deferred financing costs	(13,260)	(82)
Stock buy-back	(113,961)	—
Proceeds from noncontrolling investors in joint ventures	7,201	29,838
Redemption of noncontrolling investments in joint ventures	(7,318)	(7,268)
Distributions to noncontrolling investors in joint ventures	(68,113)	(58,963)
Borrowings under credit agreement	—	200,000
Repayments of long-term indebtedness	(61,476)	(258,173)

Net cash used in financing activities	(189,792)	(85,361)

Net change in cash and cash equivalents	(45,372)	123,886
Cash and cash equivalents at beginning of period	344,541	220,655

Cash and cash equivalents at end of period	$299,169	$344,541

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CYH Announces Fourth Quarter 2010 Results

February 24, 2011
Footnotes to Financial Statements
(a)	The following table provides information needed to calculate income per share which is adjusted for noncontrolling interests (in thousands).

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Income from continuing operations attributable to Community Health Systems, Inc. common stockholders:
Income from continuing operations, net of taxes	$92,249	$84,126	$348,441	$304,805
Less: Income from continuing operations attributable to noncontrolling interests, net of taxes	22,739	19,038	68,458	62,872

Income from continuing operations attributable to Community Health Systems, Inc. common stockholders — basic and diluted	$69,510	$65,088	$279,983	$241,933

Income from discontinued operations attributable to Community Health Systems, Inc. common stockholders:
Income from discontinued operations, net of taxes	$—	$—	$—	$1,572
Less: Income from discontinued operations attributable to noncontrolling interests, net of taxes	—	—	—	355

Income from discontinued operations attributable to Community Health Systems, Inc. common stockholders — basic and diluted	$—	$—	$—	$1,217

(b)	Continuing operating results exclude discontinued operations for the year ended December 31, 2009.
(c)	EBITDA consists of net income attributable to Community Health Systems, Inc. before interest, income taxes, and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted to exclude discontinued operations, gain/loss from early extinguishment of debt and net income attributable to noncontrolling interests. The Company has from time to time sold noncontrolling interests in certain of its subsidiaries or acquired subsidiaries with existing noncontrolling interest ownership positions. The Company believes that it is useful to present adjusted EBITDA because it excludes the portion of EBITDA attributable to these third-party interests and clarifies for investors the Company’s portion of EBITDA generated by continuing operations. The Company uses adjusted EBITDA as a measure of liquidity. The Company has included this measure because it believes it provides investors with additional information about the Company’s ability to incur and service debt and make capital expenditures. Adjusted EBITDA is the basis for a key component in the determination of the Company’s compliance with some of the covenants under the Company’s senior secured credit facility, as well as to determine the interest rate and commitment fee payable under the senior secured credit facility.
Adjusted EBITDA is not a measurement of financial performance or liquidity under U.S. GAAP. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with U.S. GAAP. The items excluded from adjusted EBITDA are significant components in understanding and evaluating financial performance and liquidity. This calculation of adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.
Footnotes continued on the next page.
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CYH Announces Fourth Quarter 2010 Results

February 24, 2011
Footnotes to Financial Statements (Continued)
The following table reconciles adjusted EBITDA, as defined, to net cash provided by operating activities as derived directly from the condensed consolidated financial statements (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Adjusted EBITDA	$452,317	$434,421	$1,770,199	$1,671,397
Interest expense, net	(165,618)	(161,755)	(651,926)	(648,964)
Provision for income taxes	(36,790)	(31,418)	(159,993)	(141,325)
Income from operations of hospitals sold and hospitals held for sale, net of taxes	—	—	—	1,977
Other non-cash expenses, net	110,406	53,036	138,433	105,443
Net changes in operating assets and liabilities, net of effects of acquisitions	(69,961)	(118,615)	92,017	87,901

Net cash provided by operating activities	$290,354	$175,669	$1,188,730	$1,076,429

(d)	Included in income from continuing operations for the year ended December 31, 2009, is a gain from early extinguishment of debt of $2.4 million with an after-tax impact of $1.5 million related to the repurchases on the open market and cancellation of $126.5 million of Senior Notes and the early payment of $110.4 million of term loans under the Company’s Credit Facility.

(e)	Included in discontinued operations for the year ended December 31, 2009, is Presbyterian Hospital of Denton (255 licensed beds) located in Denton, Texas, which was conveyed to the noncontrolling partner on March 31, 2009.

(f)	Included in income from operations and income from continuing operations for the three months and year ended December 31, 2010, are the following non-same-store charges:
•	Pre-tax charges of $4.5 million and $8.8 million, respectively, related to acquisition costs; and

•	Pre-tax charges of $1.7 million and $6.7 million, respectively, for system conversion costs.
(g)	Total consolidated net operating revenues and operating costs and expenses for the three months and year ended December 31, 2010, includes net revenues of approximately $2.9 million and $20.0 million, respectively, and total operating costs and expenses of approximately $1.3 million and $8.8 million, respectively, relating to the California Department of Health’s enacted “California Hospital Fee Program”, which had been anticipated in 2010. These amounts represent the eighteen month retroactive impact of the program from its inception date through December 31, 2010. The State of California Department of Health Care Services issued a letter to the California Hospital Association stating that all necessary approvals for the California Hospital Fee Program were received during 2010, which is consistent with the Company’s revenue and expense recognition.
(h)	Income from continuing operations for the three months and year ended December 31, 2009, reflects the impact on earnings from the following recorded in the year ended December 31, 2009:

	Year Ended
	December 31, 2009
	After-Tax Gain
	(Loss) Impact	Gain (Loss)
	(In Millions)	Impact Per Share
• Impairment of long-lived and other assets	$(7,757)	$(0.08)
• Recognized anticipated tax benefit from adjustment and revaluation of deferred tax accounts	2,996	0.03
• Combined Impact for 4th Quarter 2009	$(4,761)	$(0.05)
(i)	The following table sets forth components reconciling the basic weighted-average number of shares to the diluted weighted-average number of shares (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Weighted-average number of shares outstanding — basic	90,422	91,178	91,719	90,615
Add effect of dilutive securities:
Stock awards and options	1,357	1,521	1,227	902

Weighted-average number of shares outstanding — diluted	91,779	92,699	92,946	91,517

(j)	Total per share amounts may not add due to rounding.

(k)	Total number of hospitals (at end of period) for the three months and year ended December 31, 2010 and 2009 includes 4 and 3 stand-along psych or rehab hospitals, respectively.
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CYH Announces Fourth Quarter 2010 Results

February 24, 2011
Regulation FD Disclosure
          The following tables set forth selected information concerning the Company’s projected consolidated operating results for the year ending December 31, 2011. These projections are based on the Company’s historical operating performance, current trends and other assumptions that the Company believes are reasonable at this time. The 2011 guidance reaffirms the Company’s previous annual earnings guidance for 2011 provided on October 27, 2010, as updated to reflect historical results through December 31, 2010, with certain additional detail provided and changes to the assumptions used in connection with the guidance. See page 15 for a list of factors that could affect the future results of the Company or the healthcare industry generally.
          The following is provided as guidance to analysts and investors:

	Updated 2011
	Projection
	Range
Net operating revenues (in millions)	$13,900	to	$14,200
Adjusted EBITDA (in millions)	$1,850	to	$1,875
Income from continuing operations per share — diluted	$3.15	to	$3.35
Same hospital annual admissions/adjusted admissions growth	-1.0%	to	1.0%
Weighted-average diluted shares (in millions)	92	to	93
Acquisitions of new hospitals	2	to	3
Income from continuing operations per share — diluted 1st Quarter ending March 31, 2011	$0.77	to	$0.80
The following assumptions were used in developing the 2011 guidance provided above:
•	The assumed acquisition of new hospitals for 2011 does not currently include the proposed Tenet acquisition.
•	Projected 2011 same hospital annual admissions/adjusted admissions growth does not take into account service closures and other unusual events.
•	Expressed as a percent of net operating revenues, the provision for bad debts is projected to be approximately 12.4% to 12.7% for 2011. These percentages may vary depending on changes in payor mix.
•	Expressed as a percent of net operating revenues, depreciation and amortization is projected to be approximately 4.7% to 4.8% for 2011; however, this is a fixed cost and the percentages may vary as revenue varies. Excludes possible impact of any future fair-value adjustments to investments and hospital fixed asset impairments.
•	2011 projection assumes an estimate of $0.03 to $0.06 per share (diluted) of acquisition costs that are required to be expensed. This projection excludes the estimated acquisition expense related to the proposed Tenet acquisition.
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CYH Announces Fourth Quarter 2010 Results

February 24, 2011
•	For the purpose of providing interest expense guidance, the Company assumes that the borrowing rate under the Company’s $7.2 billion Senior Secured Credit Facility for 2011 will remain relatively stable with the rates existing currently, particularly since the Company is a party to interest rate swap agreements (with original maturities of at least two years) resulting in total fixed debt including swaps being 93% of total debt. These swap agreements limit the effect of changes in interest rates. Based on these assumptions, expressed as a percentage of net operating revenues, interest expense is projected to be approximately 4.7% to 4.9% of net revenue guidance for 2011; however, these percentages will vary as revenue and interest rates vary. The 2011 projections do not assume any changes to the financing terms of the Senior Secured Credit Facility or any new financing arrangements, which have not been previously announced.

•	On September 15, 2010, the Company adopted a new open market repurchase program for up to four million shares of the Company’s common stock, not to exceed $100 million in purchases. The new repurchase program will conclude at the earliest of three years, when the maximum number of shares has been repurchased or when the maximum dollar amount has been reached. Through February 24, 2011, approximately 451,000 shares with a value of approximately $13.9 million were purchased and retired under this repurchase plan.
•	Expressed as a percentage of net operating revenues, equity in earnings of unconsolidated affiliates is projected to be approximately 0.3% to 0.4% for 2011.
•	Expressed as a percentage of net operating revenues, net income attributable to noncontrolling interests is projected to be approximately 0.5% to 0.6% for 2011.
•	Expressed as a percentage of income from continuing operations before income taxes, provision for income tax is projected to be approximately 31.0% to 33.0% for 2011.
•	Capital expenditures are projected as follows (in millions):

2011
Guidance
Total	$750	to	$850
•	Regarding meaningful use certified electronic health records incentive payments, no significant benefit is currently projected for 2011. This will be updated as the year progresses.

•	Net cash provided by operating activities are projected as follows (in millions):

2011
Guidance
Total	$1,150	to	$1,250
•	The Company’s guidance does not take into account resolution of certain pending government investigations and lawsuits.
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CYH Announces Fourth Quarter 2010 Results

February 24, 2011
     The projections set forth in this report constitute forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Although the Company believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic and competitive uncertainties and contingencies, which are difficult or impossible to predict accurately and are beyond the control of the Company. Accordingly, the Company cannot give any assurance that its expectations will in fact occur and cautions that actual results may differ materially from those in the forward-looking statements. A number of factors could affect the future results of the Company or the healthcare industry generally and could cause the Company’s expected results to differ materially from those expressed in this filing.
These factors include, among other things:
•	general economic and business conditions, both nationally and in the regions in which we operate;

•	implementation and effect of potential and recently-adopted federal and state healthcare legislation;

•	risks associated with our substantial indebtedness, leverage, and debt service obligations;

•	demographic changes;

•	changes in, or the failure to comply with, governmental regulations;

•	potential adverse impact of known and unknown government investigations, audits, and Federal and State False Claims Act litigation;

•	our ability, where appropriate, to enter into and maintain managed care provider arrangements and the terms of these arrangements;

•	changes in, or the failure to comply with, managed care provider contracts could result in disputes and changes in reimbursement that could be applied retroactively;

•	changes in inpatient or outpatient Medicare and Medicaid payment levels;

•	increases in the amount and risk of collectability of patient accounts receivable;

•	increases in wages as a result of inflation or competition for highly technical positions and rising supply costs due to market pressure from pharmaceutical companies and new product releases;

•	liabilities and other claims asserted against us, including self-insured malpractice claims;

•	competition;

•	our ability to attract and retain, without significant employment costs, qualified personnel, key management, physicians, nurses and other health care workers;

•	trends toward treatment of patients in less acute or specialty healthcare settings, including ambulatory surgery centers or specialty hospitals;

•	changes in medical or other technology;

•	changes in U.S. generally accepted accounting principles;

•	the availability and terms of capital to fund additional acquisitions or replacement facilities;

•	our ability to successfully acquire additional hospitals;

•	our ability to successfully integrate any acquired hospitals or to recognize expected synergies from such acquisitions;

•	our ability to obtain adequate levels of general and professional liability insurance;

•	timeliness of reimbursement payments received under government programs; and

•	the other risk factors set forth in our public filings with the Securities and Exchange Commission.
     The consolidated operating results for the three months and year ended December 31, 2010, are not necessarily indicative of the results that may be experienced for any such future period or for any future year, including the full year of 2011.
     The Company cautions that the projections for calendar year 2011 set forth in this press release are given as of the date hereof based on currently available information. The Company is not undertaking any obligation to update these projections as conditions change or other information becomes available.
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